Exhibit 99.1

TIER REIT Expands Credit Facility
Enters Joint Ventures on Two Washington, D.C. Assets

DALLAS, Texas, July 2, 2015 – TIER REIT, Inc., a Dallas-based real estate investment trust, announced today that it has closed on an amended and restated secured credit facility. The amendment expanded the in-place facility with an additional $275 million, seven-year term loan. Combined with the previous $250 million term loan and $225 million revolving line of credit, the facility now provides the Company with total financing of up to $750 million. The Company previously entered into two interest rate swap agreements, which fixed the interest rate on the new term loan at approximately 3.67%. At closing, the revolving line of credit was undrawn, and the proceeds of the new term loan were used to repay two mortgage loans with a weighted-average interest rate of 5.79%.
Wells Fargo Securities, LLC and J.P. Morgan Securities LLC were joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A. served as syndication agent. Wells Fargo Bank, National Association serves as administrative agent for the facility.
On June 30, the Company also closed on joint ventures related to its two properties in the District of Columbia – 1325 and 1341 G Street. The Company retained a minority interest in the joint ventures and repaid approximately $100 million of mortgage debt related to the 1325 G Street property. The Company will continue to manage the D.C. properties on behalf of the joint ventures.
“2015 has seen the company make great strides in managing our near-term debt maturities and borrowing costs. At December 31, 2014, we had approximately $945 million in debt maturing in 2015 and 2016,” said chief financial officer and treasurer Dallas Lucas. “This $275 million term loan combined with proceeds from strategic dispositions has reduced our 2015 and 2016 debt maturities by over $650 million, reduced our average borrowing costs, and extended and laddered our maturity schedule. We are grateful for the continued support and commitments from our lenders as we work to maximize value for our stockholders.”
About TIER REIT, Inc.
TIER REIT, Inc. is a self-managed, Dallas, Texas-based real estate investment trust focused on maximizing total return to stockholders through the combination of stock appreciation and income derived from a sustainable distribution. TIER REIT’s investment strategy is to acquire, develop and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in population and office-using employment growth. For more information on TIER REIT, please visit tierreit.com or call 972.483.2400.
TIER REIT, Inc.
Kelly Sargent, 972-483-2460
ksargent@tierreit.com
Source: TIER REIT, Inc.